MARINEMAX REPORTS SECOND QUARTER FISCAL 2015 RESULTS
~ Revenue Increased Over 26% Year-Over-Year To $172 Million ~
~ 27% Same Store Sales Growth Year-Over-Year ~
~ Achieves Pre-tax Profitability Thru First Six Months For First Time Since 2006 ~

CLEARWATER, FL, April 23, 2015 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its second quarter ended March 31, 2015.

Revenue grew over 26% to $172.1 million for the quarter ended March 31, 2015 from $136.6 million for the comparable quarter last year. Same-store sales grew over 27% as compared to a 16% decline in the same period a year ago. The Company reported net income of $390,000, or $0.02 per diluted share for the quarter ended March 31, 2015 compared to a net loss of $2.0 million, or $0.08 per share, for the comparable quarter last year.

Revenue increased over 34% to $330.3 million for the six months ended March 31, 2015 compared with $246.2 million for the comparable period last year. Same-store sales increased approximately 35% as compared to a 6% decrease in the comparable period last year. Net income for the six months ended March 31, 2015 was $604,000, or $0.02 per diluted share, compared with a net loss of $5.3 million, or $0.22 per share, for the comparable period last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “Our team’s efforts continue to propel our growth in an industry that is slowly but steadily recovering. While we strived for more robust operating leverage in the quarter, we experienced sizable increases in health care costs and we invested in marketing to drive even greater sales than we were able to close, which sets the stage for an improved start for the June quarter. Additionally, while margins are historically in line, we actively worked to position our inventory to be in the best seasonal shape since March of 2006, as we enter the busy summer selling season.”

Mr. McGill continued, “Despite the ongoing challenging weather in the Northeast, we are pleased with the momentum of our business which produced a profit in the first six months of our fiscal year, a milestone last achieved nine years ago. Furthermore, we anticipate that our backlog and the continual stream of new products that will be delivered should positively contribute to our summer selling season and beyond. We believe our sales growth is outpacing that of the industry, yielding continued market share gains as we strive to execute on our strategy of fully embracing our customers and ensuring they are enjoying the boating lifestyle.”

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Grady-White, Harris, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 54 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the second quarter ended March 31, 2015; the expected improved start for the June quarter; and the contribution of the Company’s backlog and continual stream of new products to the summer selling season, and beyond. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2014 and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, Inc.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc. 727/531-1700

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Revenue	$172,143	$136,615	$330,269	$246,206
Cost of sales	129,943	101,829	250,614	181,510

Gross profit	42,200	34,786	79,655	64,696
Selling, general, and administrative expenses	40,557	35,687	76,652	67,969

Income (loss) from operations	1,643	(901)	3,003	(3,273)
Interest expense	1,253	1,078	2,399	2,075

Income (loss) before income tax provision	390	(1,979)	604	(5,348)
Income tax provision	—	—	—	—

Net income (loss)	$390	$(1,979)	$604	$(5,348)

Basic net income (loss) per common share	$0.02	$(0.08)	$0.02	$(0.22)

Diluted net income (loss) per common share	$0.02	$(0.08)	$0.02	$(0.22)

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	24,544,272	23,845,302	24,409,969	23,779,913

Diluted	25,265,857	23,845,302	25,105,262	23,779,913

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31,	March 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,695	$30,798
Accounts receivable, net	23,046	24,232
Inventories, net	277,030	260,396
Prepaid expenses and other current assets	3,876	4,141

Total current assets	346,647	319,567
Property and equipment, net	108,100	100,475
Other long-term assets, net	5,257	5,662

Total assets	$460,004	$425,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,928	$9,771
Customer deposits	17,157	15,035
Accrued expenses	20,741	19,221
Short-term borrowings	165,287	160,104

Total current liabilities	215,113	204,131
Long-term liabilities	345	394

Total liabilities	215,458	204,525
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	25	25
Additional paid-in capital	232,586	226,443
Retained earnings	27,745	10,521
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	244,546	221,179

Total liabilities and stockholders’ equity	$460,004	$425,704

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